AGREEMENT TO SELL RIGHTS FOR AAGP™ BLOOD PRESERVATION APPLICATIONS

This Agreement to Sell the Exclusive Rights for Blood and Blood Platelet Preservation Applications (the "Agreement") is made and effective March 4, 2014 (the "effective date").

BETWEEN: **ProtoKinetix, Inc.** (the "Seller"), a corporation organized and existing under the laws of the State of Nevada, with its head office located at:

2225 Folkestone Way
West Vancouver, BC
V7S 2Y6

AND: **Intrepid Innovations Corporation** (the "Buyer"), a corporation organized and existing under the laws of the State of Nevada, with its head office located at:

4654 SR64 E
Penthouse Suite 127
Bradenton, Fl. 34208

1. Whereas the Seller desires to sell to Buyer and the Buyer desires to buy the rights to ProtoKinetix' blood and blood platelet applications:

   The applications to be purchased by the Buyer are:

a) The application of AAGP™ molecule used to extend the shelf life of blood platelets.

b) The application of AAGP™ molecule used to extend the shelf life of blood plasma.

c) The application of AAGP™ molecule used to extend the shelf life of red blood cells.

d) The application of AAGP™ molecule used to extend the shelf life of white blood cells.

e) The application of AAGP™ molecule used to extend the shelf life of whole blood.

2. The total purchase price for the exclusive rights to these applications is $2,500,000 USD to be paid as follows:

a) $25,000.00 USD cash deposit paid by Intrepid Innovations Corporation (receipt acknowledged).

b) $25,000.00 USD paid by cash on or before April 22, 2014, as a balance of transaction deposit.

c) Six monthly payments of $25,000 USD on or before May 22, 2014; June 22, 2014; July 22, 2014; August 22, 2014; September 22, 2014; October 22, 2014.

d) $2,300,000 USD paid by the issuance of 3,500,000-restricted (for a maximum of 1-year) shares of UATG as payment of the outstanding balance. These shares can be redeemed by a cash payment from the Buyer at any time within the first six months of the effective date of this agreement. Once the Seller has received $2,500,000 USD in total through payment, sale of UATG shares, and through the redemption of UATG shares, any surplus stock held by the Seller will be returned to the Buyer. In the event that the Seller has sold all its UATG shares and the total cash it has received in all forms of deposits, redemptions and share sales has not totaled $2,500,000 USD, the Buyer will pay the difference to the Seller by wire transfer, such payment made no later than 13-months after the effective date of this agreement

3. The subject matter of this Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

4. The parties executing this Agreement on behalf of the Seller, and the Buyer have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement.

5. The Seller promises and agrees to convey good, clear, and exclusive rights to the applications to be sold hereunder.

6. If the Buyer fails to fulfill its obligations herein, all deposits made by the Buyer shall be retained by the Seller as liquidated damages and all rights sold to the Buyer in Section 1 of this agreement shall be revoked.

7. If this Agreement shall contain any term or provision which shall be invalid or against public policy or if the application of same is invalid or against public policy, then, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in triplicate on the day and year first above written.

SELLER:	BUYER:
ProtoKinetix, Inc.	**Intrepid Innovations Corporation**
X	X
Ian Gregory	Chuck Winters
[redacted] Director	CEO